Exhibit 99.1

Connect Biopharma Reports First Quarter 2025 Financial Results and Provides Business Update

Initiated Phase 2 Seabreeze STAT Asthma and Seabreeze STAT COPD studies evaluating rademikibart as an adjunct treatment for acute exacerbations in Asthma and COPD in May 2025; topline data expected in 1H 2026

Published positive data from its global Phase 2 study supporting potential of rademikibart as a novel biologic treatment for patients with asthma and Type 2 inflammation

Strong balance sheet with cash runway into 2027 through key clinical catalysts

SAN DIEGO, MAY 15, 2025, (GLOBE NEWSWIRE) -- Connect Biopharma Holdings Limited (Nasdaq: CNTB) (Connect Biopharma, Connect or the Company), a clinical-stage biopharmaceutical company focused on transforming acute and chronic care of asthma and chronic obstructive pulmonary disease (COPD), today reported financial results for the three months ended March 31, 2025, and provided a business update.

“The first quarter of 2025 was very productive, including a positive Type C meeting with the U.S. Food and Drug Administration (FDA), publication of our previously completed global Phase 2 trial results in the American Journal of Respiratory and Critical Care Medicine (AJRCCM), and acceptance of four posters to be presented at the American Thoracic Society (ATS) 2025 International Conference, said Barry Quart, Pharm.D., CEO and Director of Connect Biopharma. “We are focused on execution as we advance our clinical development plan for rademikibart, and we were pleased to initiate the Seabreeze STAT studies evaluating rademikibart as an adjunct treatment for acute exacerbations in both asthma and COPD. Based on our recently published data in the AJRCCM and our upcoming presentations at ATS 2025 International Conference, we are excited by rademikibart’s potential to be the first biologic to rapidly deliver significant improvements in lung function for patients being treated for an acute exacerbation. We are working diligently to enroll patients and we remain well capitalized to deliver topline data in both studies in the first half of 2026.”

Recent Highlights

•Executing on rapid clinical development program for rademikibart as an adjunct treatment for acute exacerbations in both asthma and COPD:

◦Initiated Phase 2 Seabreeze STAT asthma study evaluating the safety and efficacy of rademikibart for acute exacerbations in adolescents and adults with asthma and type 2 inflammation.

◦Initiated Phase 2 Seabreeze STAT COPD study evaluating the safety and efficacy of rademikibart for acute exacerbations in adults with COPD and type 2 inflammation.

◦Topline data from both studies expected in 1H 2026.

•Completed positive Type C meeting with the FDA and reached alignment with the agency on the Phase 2 Seabreeze study protocols.

•Published positive data from Connect’s previously completed global Phase 2 trial of rademikibart in patients with moderate-to-severe uncontrolled asthma in the AJRCCM. Data supports the potential of rademikibart as a novel biologic treatment option for patients with asthma and Type 2 inflammation in the acute and chronic settings:

◦Rademikibart demonstrated rapid onset of action with significant improvements in lung function observed at one week and maintained through 24 weeks.

◦In patients with eosinophilic-driven asthma (≥300 eosinophils/µL) receiving rademikibart for 24 weeks, the mean difference from placebo in forced expiratory volume was +420 mL, amongst the largest increases reported for a biologic.

◦Rademikibart was generally well-tolerated with most treatment-emergent adverse events (TEAEs) being mild or moderate in intensity and no serious TEAEs were related to treatment with rademikibart.

•Upcoming presentations at the ATS 2025 International Conference

◦Four posters were accepted for presentation.

◦Data to be presented supports development of rademikibart for patients with moderate-to-severe asthma or COPD experiencing an acute exacerbation.

Financial Results for the Three Months Ended March 31, 2025

•Cash, cash equivalents and short-term investments were $84.0 million as of March 31, 2025. Based on its current operating plans, the Company expects that its cash, cash equivalents and short-term investments will be sufficient to fund operations into 2027.

•Research and Development expense for the three months ended March 31, 2025, was $6.6 million, compared with $8.7 million for the same period in 2024, a decrease of $2.1 million. The decrease in Research and Development expense was primarily due to a decrease in rademikibart-related development costs.

•General and Administrative expense for the three months ended March 31, 2025, was $4.8 million, compared with $4.0 million for the same period in 2024, an increase of $0.8 million. The increase in General and Administrative expense was primarily due to costs incurred to support our efforts to become a more U.S.-centric company.

•Net loss was $10.3 million, or $0.19 per share, for the three months ended March 31, 2025, compared with a net loss of $8.7 million, or $0.16 per share, for the same period in 2024.

About Connect Biopharma and Rademikibart

Connect Biopharma is a clinical-stage biopharmaceutical company dedicated to transforming care for asthma and COPD. Headquartered in San Diego, California, the company is advancing rademikibart, a next-generation, potentially best-in-class anti-interleukin-4-receptor alpha (IL-4Rα) antibody. Current focus is on acute exacerbations amongst the approximately 1 million asthma patients and 1.3 million COPD patients in the U.S. who visit an emergency room annually for an acute exacerbation—an area with significant unmet need—rademikibart has the potential to be initiated in the acute setting and then continued for chronic maintenance therapy in asthma and COPD. In a prior Phase 2 trial for chronic asthma, rademikibart demonstrated strong efficacy and safety data, with clinically meaningful reductions in exacerbations and rapid, statistically significant improvements in forced expiratory volume in one second (FEV1), observed within one week—and in most cases, within 24 hours via home spirometry.
For more information visit www.connectbiopharm.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended (the “Act”). Forward-looking statements are statements that are not of historical fact and include, without limitation, statements regarding future events, our cash balance, financial guidance, future financial and operating results and related expectations, business strategy and plans, prospective products (as well as their potential to achieve a differentiated, competitive, or favorable benefit or profile or trend, including on safety, tolerability, improvement, maintenance, clinical response, dosing, efficacy and/or convenience), planned or expected product approval applications or approvals, anticipated milestones, expected data readouts and enrollments, research and development plans and costs, potential future partnerships, expectations about existing partnerships, timing and likelihood of success, objectives of management for future operations, future results of anticipated product development efforts, and adequacy of existing cash and potential partnership funding to fund operations and capital expenditure requirements, as well as statements regarding industry trends. These statements are based on management’s current expectations of future events only as of the date of this press release and are inherently subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control, including, among other things: the timing and amount of actual expenses, including, without limitation, our anticipated combined U.S. GAAP R&D and G&A expenses; the ability of our clinical trials to demonstrate safety and efficacy of our product candidates and other positive results; whether we will need expanded or additional trials in order to obtain regulatory approval for our product candidates; our ability to obtain and maintain regulatory approval of our product candidates; existing regulations and regulatory developments in the U.S., the People’s Republic of China, Europe and other jurisdictions; the ability of our current cash and investments position to support planned operations; our plans and ability to obtain, maintain, protect and enforce our intellectual property rights and our proprietary technologies, including extensions of existing patent terms where available; our continued reliance on third parties to conduct additional clinical trials of our product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials; and the degree of market acceptance of our product candidates, if approved, by physicians, patients, healthcare payors and others in the medical community.

Words such as “aim,” “anticipate,” “believe,” “could,” “expect,” “feel,” “goal,” “intend,” “may,” “optimistic,” “plan,” “potential,” “promising,” “will,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. The inclusion of forward-looking statements should not be regarded as a representation by Connect Biopharma that any of its expectations, projections or plans will be achieved. Actual results may differ materially due to the risks and uncertainties inherent in our business and other risks described in our filings with the SEC. Further information regarding these and other risks is included under the heading “Risk Factors” in our annual and periodic reports filed with the SEC. These forward-looking statements should not be taken as forecasts or promises nor should they be taken as implying any indication, assurance or guarantee that the assumptions on which such forward-looking statements have been made are correct or exhaustive or, in the case of the assumptions, fully stated in this presentation. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later stage or larger scale clinical trials and do not ensure regulatory approval. You are cautioned not to place undue reliance on the scientific data presented or these forward-looking statements, which speak only as of the date of this presentation. Except as required by law, Connect Biopharma undertakes no obligation to publicly update any forward-looking statements, whether because of new information, future events or otherwise. Connect Biopharma claims the protection of the safe harbor for forward-looking statements contained in the Act for all forward-looking statements.

This press release discusses our product candidate, rademikibart, which is under clinical investigation and has not yet been approved for marketing by the FDA or by any other regulatory agency. No representation is made as to the safety or effectiveness of rademikibart for the uses for which it is being studied. The trademarks included herein are the property of the owners thereof and are used for reference purposes only.

Connect Biopharma Holdings Limited
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development expense	$6,633	$8,663
General and administrative expense	4,814	3,970
Total operating expenses	11,447	12,633

Loss from operations	(11,447)	(12,633)

Other income, net	1,229	3,970

Net loss before income tax	(10,218)	(8,663)
Income tax expense	54	30
Net loss	$(10,272)	$(8,693)

Basic and diluted net loss per ordinary share	$(0.19)	$(0.16)

Weighted-average ordinary shares outstanding, basic and diluted	55,352	55,103

Connect Biopharma Holdings Limited
Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2025	December 31, 2024
Cash, cash equivalents and short-term investments	$ 83,995	$ 93,708
Total assets	$ 92,685	$ 101,284
Total shareholders' equity	$ 82,899	$ 92,166

Investor Relations Contact:

Alex Lobo
Precision AQ
Alex.lobo@precisionaq.com
(212) 698-8802

Media Contact:

Ignacio Guerrero-Ros, Ph.D., or David Schull
Russo Partners, LLC
Ignacio.guerrero-ros@russopartnersllc.com
David.schull@russopartnersllc.com
(858) 717-2310 or (646) 942-5604